EXHIBIT 99.1

IZEA Reports Third Quarter 2018 Results

ORLANDO, FL (November 14, 2018) - IZEA Worldwide, Inc. (the "Company" or "IZEA"; NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, has reported its financial results for the quarter ended September 30, 2018.

Q3 2018 Financial Highlights Compared to Q3 2017

•	Revenue was $5.8 million in Q3 2018, down 18%, compared to $7.1 million in Q3 2017.

•	Net bookings were $9.5 million, up 20%, compared to $7.9 million.

•	Gross Billings[1] were $9.2 million, up 13%, compared to $8.2 million.

•	Revenue from software licensing increased 54x to $486,000, compared to $9,000.

•	Total costs and expenses were $7.0 million, compared to $7.7 million.

•	Net loss was $(1.3) million, compared to a net loss of $(559,000).

•	Adjusted EBITDA[1] was $(294,000), compared to $221,000.

Trailing Twelve Months Ended September 30, 2018 Compared to Same Year-Ago TTM

•	Revenue decreased 12% to $20.6 million, compared to $23.5 million.

•	Net bookings were $24.9 million, down 18%, compared to $30.3 million.

•	Gross Billings[1] were $26.7 million, down 7%, compared to $28.8 million.

•	Revenue from software licensing increased 233% to $541,000, compared to $163,000.

•	Net loss improved 12% to $(5.8) million, compared to a net loss of $(6.6) million.

•	Adjusted EBITDA[1] improved 4% to $(3.6) million, compared to $(3.7) million.

Significant Events in the Third Quarter

•	Acquired influencer marketing company TapInfluence.

•	Completed public offerings resulting in $4.9 million in net proceeds.

•	Announced official partnership with Pinterest.

•	Recognized as an Orlando Sentinel Top 100 Company for 3rd Consecutive Year.

1 Gross Billings and Adjusted EBITDA are non-GAAP financial measures. Refer to the definitions and reconciliations of these measures under "Use of Non-GAAP Financial Measures" and in our financial statements included with this press release.

Management Commentary

"This quarter marked what we believe is the beginning of a recovery from a challenging first half of the year. We have seen meaningful increases in both bookings and pipeline development, with a 32% increase in year over year new opportunity pipeline, and a 51% increase in the number of opportunities created," commented Ted Murphy, Chairman and CEO of IZEA. "The diversification of our sales activity is beginning to have an impact on both managed services and SaaS sales."

"On the expense side we were able to significantly reduce the operational costs related to TapInfluence subsequent to the closing of the acquisition. This contributed positively to our EBITDA in the quarter," continued Murphy. "We have begun to transition the very first clients from the TapInfluence platform to IZEAx and expect to gain additional operational efficiencies late next year when the transition is complete."

"As we look towards the end of this year and beyond, we are focused on increasing the number of customers licensing our technology and spending money through our marketplaces. We intend to continue our rapid pace of technology development, which benefits both SaaS and managed services customers through increased capability and process efficiencies."

Q3 2018 Financial Results

Revenue in the third quarter of 2018 decreased 18% to $5.8 million compared to $7.1 million in the same quarter of the prior year. The portion of revenue attributable to our Managed Services decreased 31% to $4.9 million, compared to $7.0 million in Q3 2017. The decrease in our third quarter 2018 revenue is primarily due to lower annual commitments from some of our larger customers for their 2018 advertising spends and a decrease in the number of smaller customers running short-term Managed Service campaigns. However, net bookings (a metric management uses to measure sales orders received less any cancellations or adjustments) from Managed Services decreased to $4.4 million in Q3 2018, from $6.7 million in Q3 2017. Revenue backlog, which includes unbilled bookings and unearned revenue, was $9.8 million at the end of Q3 2018.

Our total gross billings (a non-GAAP metric management uses to measure total transaction volume, as defined below) were up 13% to $9.2 million in Q3 2018 compared to $8.2 million in Q3 2017, primarily due to the increase in Marketplace Spend Fees, Licensing Fees and Other revenue of $3.7 million offset by a decrease in Managed Services of $2.1 million caused by a decline in customer commitments and transactions.

Cost of revenue as a percentage of revenue improved from 47% in Q3 2017 to 41% in Q3 2018. Total costs and expenses in the third quarter of 2018 were $7.0 million compared to $7.7 million in the same quarter of the prior year. This decrease was primarily due to the decrease in costs of revenue on lower revenue produced, decreases in sales and public relations expense, and decreases in labor and non-cash expenses in general and administrative expense, offset by an increase in legal expense.

Net loss in the third quarter of 2018 was $(1.3) million, or $(0.13) per share, as compared to a net loss of $(559,000), or $(0.10) per share, in the same quarter of the prior year. Adjusted EBITDA (a non-GAAP metric management used as a proxy for operating cash flow, as further defined below) in the third quarter of 2018 was $(294,000) compared to $221,000 in the same quarter of the prior year. This decrease in adjusted EBITDA was primarily a result of lower revenues during the third quarter of 2018.

As of September 30, 2018, cash and cash equivalents totaled $3.9 million, net receivables were $6.8 million, and the Company had approximately $1.7 million in principal outstanding on its $5.0 million credit line. On July 2, 2018 and September 21, 2018, the Company completed two individual underwritten public offerings whereby it received an aggregate of approximately $4.9 million in cash after deducting underwriting discounts and commissions and estimated offering expenses.

Conference Call

IZEA will hold a conference call to discuss its third quarter results today at 5:00 p.m. Eastern time. Management will host the call, followed by a question and answer period.

Date: Wednesday, November 14, 2018
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. A replay of the call will be available after 8:00 p.m. Eastern time on the same day through November 21, 2018.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13684854

Use of Non-GAAP Financial Measures

We define Gross Billings, a non-GAAP financial measure, as the total dollar value of the amounts earned from our customers for the services we performed, or the amounts charged to our customers for their self-service purchase of goods and services on our platforms. Gross Billings for Marketplace Spend Fees and Legacy Workflow differs from revenue reported in our consolidated statements of operations, which is presented net of the amounts we pay to our third-party creators providing the content or sponsorship services. Gross Billings for all other revenue equals the revenue reported in our consolidated statements of operations.

We consider this metric to be an important indicator of our performance as it measures the total dollar volume of transactions generated through our marketplaces. Tracking Gross Billings allows us to monitor the percentage of Gross Billings that we are able to retain after payments to our creators. Because we invoice our customers on a gross basis, tracking Gross Billings is critical as it pertains to our credit risk and cash flow.

"EBITDA" is a non-GAAP financial measure that is commonly defined as "earnings before interest, taxes, depreciation and amortization." IZEA defines "Adjusted EBITDA," also a non-GAAP financial measure, as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment, changes in acquisition cost estimates, and all other non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in fair value of derivatives, if applicable.

We believe that Adjusted EBITDA provides useful information to investors as they exclude transactions not related to the core cash operating business activities including non-cash transactions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

All companies do not calculate Gross Billings and Adjusted EBITDA in the same manner. These metrics as presented by IZEA may not be comparable to those presented by other companies. Moreover, these metrics have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP.

Reconciliations of non-GAAP to GAAP results are included in the financial statements included in this press release.

About IZEA Worldwide, Inc.

IZEA operates IZEAx, the premier online marketplace that connects marketers with content creators. IZEAx automates influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA creators include celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates, and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs, and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com/.

Safe Harbor Statement

All statements in this release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "goal," "estimate," "anticipate" or other comparable terms. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase its revenue and sales pipeline and improve Adjusted EBITDA, whether potential revenues reflected in our measurement of net bookings will ever be recognized, expectations with respect to operational efficiency, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; our ability to popularize one or more of the marketplace platforms of IZEA; our ability to attract and retain customers; our ability to finance growth initiatives in a timely manner; our ability to establish effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; our ability to finance obligations related to recent acquisitions; our ability to effectively integrate newly acquired businesses, such as TapInfluence; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Contact IZEA Worldwide, Inc.

Justin Braun
Manager, Corporate Communications
IZEA Worldwide, Inc.
(407) 674-6911
Justin.braun@izea.com

IZEA Worldwide, Inc.
Unaudited Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
Assets
Current:
Cash and cash equivalents	$3,864,676	$3,906,797
Accounts receivable, net	6,811,029	3,647,025
Prepaid expenses	573,611	389,104
Other current assets	84,359	9,140
Total current assets	11,333,675	7,952,066

Property and equipment, net	309,374	286,043
Goodwill	8,316,722	3,604,720
Intangible assets, net	3,472,855	667,909
Software development costs, net	1,233,988	967,927
Security deposits	154,248	148,638
Total assets	$24,820,862	$13,627,303

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,831,696	$1,756,841
Accrued expenses	2,146,862	1,592,356
Contract liabilities	5,631,096	—
Unearned revenue	—	3,070,502
Line of credit	1,733,420	500,550
Current portion of deferred rent	29,187	45,127
Current portion of acquisition costs payable	4,535,930	741,155
Total current liabilities	16,908,191	7,706,531

Deferred rent, less current portion	—	17,419
Acquisition costs payable, less current portion	43,055	609,768
Total liabilities	16,951,246	8,333,718

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 12,073,031 and 5,733,981, respectively, issued and outstanding	1,207	573
Additional paid-in capital	60,270,355	52,570,432
Accumulated deficit	(52,401,946)	(47,277,420)
Total stockholders’ equity	7,869,616	5,293,585

Total liabilities and stockholders’ equity	$24,820,862	$13,627,303

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenue	$5,780,941	$7,089,855	$13,798,342	$17,637,264

Costs and expenses:
Cost of revenue (exclusive of amortization)	2,397,466	3,302,626	6,490,906	8,354,385
Sales and marketing	1,574,335	1,733,178	5,065,457	6,008,526
General and administrative	2,699,978	2,312,301	6,285,810	6,925,589
Depreciation and amortization	370,674	374,965	846,820	1,095,831
Total costs and expenses	7,042,453	7,723,070	18,688,993	22,384,331

Loss from operations	(1,261,512)	(633,215)	(4,890,651)	(4,747,067)

Other income (expense):
Interest expense	(90,452)	(15,058)	(147,166)	(45,406)
Change in fair value of derivatives, net	—	45,160	(11,794)	36,122
Other income, net	19,135	44,308	23,907	31,728
Total other income (expense), net	(71,317)	74,410	(135,053)	22,444

Net loss	$(1,332,829)	$(558,805)	$(5,025,704)	$(4,724,623)

Weighted average common shares outstanding – basic and diluted	10,365,750	5,702,297	7,351,827	5,659,423
Basic and diluted loss per common share	$(0.13)	$(0.10)	$(0.68)	$(0.83)

Revenue type and the percentage of total revenue by type:

	Three Months Ended				Nine Months Ended
	September 30, 2018		September 30, 2017		September 30, 2018		September 30, 2017
Managed Services	$4,859,435	84%	$6,997,390	99%	$12,660,949	92%	$17,274,314	98%
Marketplace Spend Fees, net	378,768	7%	21,680	—%	388,492	3%	45,708	—%
License Fees	485,651	8%	9,353	—%	538,262	4%	64,491	—%
Legacy Workflow, net	48,409	1%	55,297	1%	164,994	1%	227,441	2%
Other	8,678	—%	6,135	—%	45,645	—%	25,310	—%
Total Revenue by type	$5,780,941	100%	$7,089,855	100%	$13,798,342	100%	$17,637,264	100%

IZEA Worldwide, Inc.
Non-GAAP Reconciliations
(Unaudited)

Reconciliation of GAAP Revenue to Non-GAAP Gross Billings:

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenue	$5,780,941	$7,089,855	$13,798,342	$17,637,264
Plus transaction costs for third-party creators (1)	3,437,372	1,064,818	5,031,875	3,700,137
Gross Billings	$9,218,313	$8,154,673	$18,830,217	$21,337,401
(1) Transaction costs related to third-party creators for services provided for the Marketplace Spend Fees and Legacy Workflow portion of our revenue reported on a net basis for GAAP.

Non-GAAP Gross Billings by revenue type and the percentage of total Gross Billings by type:

	Three Months Ended				Nine Months Ended
	September 30, 2018		September 30, 2017		September 30, 2018		September 30, 2017
Managed Services	$4,859,435	53%	$6,997,390	86%	$12,660,949	67%	$17,274,314	81%
Marketplace Spend	3,191,484	35%	58,863	1%	3,249,527	17%	114,550	1%
License Fees	485,651	5%	9,353	—%	538,262	3%	64,491	—%
Legacy Workflow	673,065	7%	1,082,932	13%	2,335,834	13%	3,858,736	18%
Service Fees & Other	8,678	—%	6,135	—%	45,645	—%	25,310	—%
Total Gross Billings	$9,218,313	100%	$8,154,673	100%	$18,830,217	100%	$21,337,401	100%

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net loss	$(1,332,829)	$(558,805)	$(5,025,704)	$(4,724,623)
Non-cash stock-based compensation	118,410	182,796	468,042	509,642
Non-cash stock issued for payment of services	31,244	60,074	93,734	143,536
(Gain) loss on disposal of equipment	6,642	(1,775)	5,242	(5,462)
(Gain) loss on settlement of acquisition costs payable	(84,938)	—	(84,938)	(10,491)
Increase (decrease) in value of acquisition costs payable	6,084	193,708	(618,512)	335,486
Legal expense accrual	500,000	—	500,000	—
Depreciation and amortization	370,674	374,965	846,820	1,095,831
Interest expense	90,452	15,058	147,166	45,406
Change in fair value of derivatives	—	(45,160)	11,794	(36,122)
Adjusted EBITDA	$(294,261)	$220,861	$(3,656,356)	$(2,646,797)

Revenue	$5,780,941	$7,089,855	$13,798,342	$17,637,264
Adjusted EBITDA as a % of Revenue	(5)%	3%	(26)%	(15)%